* Indicates portions of the exhibit that have been omitted pursuant to a request for confidential treatment. The non-public information will be separately filed with the Securities and Exchange Commission.

TENTH AMENDMENT OF
2013 LOAN AND SECURITY AGREEMENT

THIS TENTH AMENDMENT OF 2013 LOAN AND SECURITY AGREEMENT (“Tenth Amendment”) is made as of the 30th day of November, 2016 (the “Effective Date”) by and among ADA-ES, INC., a Colorado corporation (“Borrower”), ADVANCED EMISSIONS SOLUTIONS, INC., a Delaware corporation (“ADES”), and COBIZ BANK, a Colorado corporation, d/b/a COLORADO BUSINESS BANK (“Lender”).
RECITALS
A.    Borrower, ADES and Lender are parties to that certain 2013 Loan and Security Agreement dated as of September 19, 2013, as amended by the First Amendment and Waiver Regarding 2013 Loan and Security Agreement dated as of December 2, 2013, as further amended by a Waiver Letter dated February 7, 2014, as further amended by the Second Amendment Regarding 2013 Loan and Security Agreement dated as of April 3, 2014, as further amendment by the Third Waiver Regarding 2013 Loan and Security Agreement dated as of June 30, 2014, as further amended by the Third Amendment and Fourth Waiver Regarding 2013 Loan and Security Agreement dated as of September 20, 2014, as further amended by the Fourth Amendment and Fifth Waiver Regarding 2013 Loan and Security Agreement dated as of December 15, 2014, as further amended by the Fifth Amendment and Sixth Waiver Regarding 2013 Loan and Security Agreement dated as of May 29, 2015, as further amended by the Sixth Amendment and Seventh Waiver Regarding 2013 Loan and Security Agreement dated as of September 30, 2015, as further amended by the Seventh Amendment and Eighth Waiver Regarding 2013 Loan and Security Agreement dated as of May 31, 2016, as further amended by the Eighth Amendment and Ninth Waiver Regarding 2013 Loan and Security Agreement dated as of August 29, 2016, and as further amended by the Ninth Amendment and Tenth Waiver Regarding 2013 Loan and Security Agreement dated as of November 25, 2016 (as amended, supplemented, modified and restated from time to time, the “Loan Agreement”).
B.    In accordance with the provisions of the Loan Agreement, Lender has agreed to amend, for the benefit of Borrower, certain terms and conditions contained in the Loan Agreement, as specifically provided herein.
C.    ADES wishes to provide its consent to the amendments set forth herein.
D.    Other than as defined in this Tenth Amendment, all capitalized terms used in this agreement without definition shall have the meanings given to such terms in the Loan Agreement.
NOW THEREFORE, in consideration of the promises and covenants made by Borrower and contained in this Tenth Amendment and the consent given by ADES herein, Lender agrees to the amendments set forth below as of the Effective Date:

1.Amendments to Definitions. The following definitions are amended and restated in their entirety, to read as follows:
“Accounts” means all income, revenues, rents, issues and profits, and rights to payment of money to the extent paid, distributed or owed to or acquired by Borrower in accordance with the CCS membership and operating agreements related to:
(a)    the tax credit income received by CCS for the AECI Leases;
(b)    the rent payments made by Goldman Sach’s Affiliate, GS RC Investments LLC (“GS RC”) to AEC-NM, LLC and AEC-TH, LLC and the rent payments made by *, LLC to RC220 LLC pursuant to the * Lease pursuant to the AECI Leases;
(c)    the guaranty dated March 8, 2013 from The Goldman Sachs Group, Inc. to each of AEC-NM, LLC and AEC-TH, LLC (the “GS Guaranty”), whether now existing or hereafter arising; and
(d)    the guaranty dated August 30, 2016, from * to *, LLC and RC220, LLC (the “* Guaranty”), whether now existing or hereafter arising.
“ADES Guaranty” means the guaranty of Borrower’s obligations hereunder provided by ADES and each of its wholly owned domestic Subsidiaries in the form of Exhibit G attached hereto. Notwithstanding the preceding sentence, any wholly owned domestic Subsidiary which is not actively engaged in business and which does not hold material assets shall not be a party to the guaranty.
“AECI Leases” means the rights and responsibilities of the parties to the NM Lease, the NM Exchange Agreement, the TH Lease, the TH Exchange Agreement, the * Lease, the * Contribution Agreement, and the *, LLC Agreement as set forth therein including the obligations of the parties to pay costs and the right to receive tax credit revenue and rental payments in accordance with those Agreements.
“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. With respect to Borrower, CCS (including CCS subsidiaries) and CCSS are Affiliates.
“Borrowing Base” means, as of any date, eighty percent (80%) of the net present value, applying a ten percent (10%) discount rate, of the fixed payments due to Borrower by Tinuum Group, LLC as the result of the AECI Leases.
“CCS” is defined as Clean Coal Solutions, LLC, a Colorado limited liability company now known as Tinuum Solutions, LLC, of which Borrower owns forty two and one half percent (42.5%) of the membership interests.

“CCSS” is defined as Clean Coal Solutions Services, LLC, a Colorado limited liability company now known as Tinuum Solutions Services, LLC, of which Borrower owns fifty percent (50%) of the membership interests.
“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Borrowing Base as of such date is less than the Secured Line Balance as of such date.
“Secured Line Termination Date” means September 30, 2017, or such earlier date as may occur pursuant to Section 8.2 hereof.
2.    Additional Definitions. The following definitions are added to Section 1.1, as follows:
“Class Action Lawsuit” means that certain lawsuit involving United Food and Commercial Workers Union, captioned as United Food and Commercial Workers Union and Participating Food Industry Employers Tri-State Pension Fund v. Advanced Emissions Solutions, Inc., Michael D. Durham, Mark H. McKinnies, C. Jean Bustard, Sharon M. Sjostrom, Christine B. Amrhein and L. Heath Sampson, United States District Court for the District of Colorado, Case No. 14-cv-01243-CMA-KMT.
“EBITDA” means for any Measurement Period, with respect to Borrower and its Subsidiaries on a consolidated basis, in accordance with GAAP, net income for such period (i) plus, without duplication and to the extent deducted in calculating net income, the sum of (a) interest expense, (b) the sum of federal, state, local and foreign taxes paid in cash, (c) depreciation and amortization expense, (d) subject to Lender’s approval, which shall not be unreasonably withheld, any extraordinary, unusual or non-recurring items, and, (e) any other non-cash items; (ii) minus, without duplication and to the extent added in calculating net income, the sum of (a) any extraordinary, unusual or non-recurring items, and (b) any non-cash items.
“* Guaranty” is defined in the definition of “Accounts”.
“*, LLC” is a wholly owned indirect subsidiary of *.
“*, LLC” is a wholly owned subsidiary of CCS.
“Measurement Period” means, at any date of determination, the most recently completed 12 consecutive fiscal months of Borrower.
“Minimum Balance” is defined in Section 6.12 hereof.
“Non-Use Fee” is defined in Section 3.1(b) hereof.
“RC220, LLC” means the Colorado limited liability company wholly owned by CCS. RC220, LLC owns and leases the equipment comprising the refined coal production facility operating at the *.

“* Contribution Agreement” means the Equity Capital Contribution Agreement dated as of August 30, 2016, between *, LLC, *, LLC and *, LLC.
“* Lease” means the Facility Lease Agreement between RC220, LLC and * dated as of August 30, 2016.
“*, LLC Agreement” means the Limited Liability Company Agreement of *, LLC dated as of August 30, 2016, between *, LLC, *, LLC and *, LLC.
“SEC Proceeding” means that certain administrative proceeding pending before the United States Securities and Exchange Commission, captioned as In the Matter of Advanced Emissions Solutions, Inc.
“Stockholder’s Derivative Lawsuit” means those certain lawsuits consolidated and captioned as In Re Advanced Emissions Solutions, Inc. Shareholder Derivative Litigation, Douglas County, Colorado District Court, Case No. 2014 CV 30709.
“Subsidiaries” means a corporation, partnership, joint venture, limited liability company or other business entity (but not a representative office of the Borrower) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by Borrower.
3.    Amendment of Exhibits. Exhibit C and Exhibit F to the Loan Agreement are each amended and restated to read, respectively, in their entirety, as attached hereto.

4.    Secured Line. Section 2.1 is amended and restated in its entirety to read as follows:
(a)    Subject to the following terms, conditions and limitations, Lender agrees to make available to Borrower a line of credit (the “Secured Line”) in the maximum aggregate principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Maximum Secured Line”).
(b)    The aggregate outstanding principal balances of all Advances plus the aggregate amount of the Letters of Credit hereunder may not exceed the Maximum Secured Line.
(c)    Advances shall be used by Borrower for working capital.
(d)    Amounts borrowed under the Secured Line may be repaid prior to the Secured Line Termination Date without penalty.
(e)    Borrower shall be permitted to reborrow hereunder.

5.    Promise to Pay Fees. Section 3.2 is amended and restated in its entirety to read as follows:
(a)    Borrower shall pay Lender, on or before execution hereof, a loan origination fee of One Hundred Twelve Thousand Five Hundred and no/100 Dollars ($112,500.00); and
(b)    Borrower shall pay Lender an annual unused commitment fee equal to .25% of the averaged unused portion of the Maximum Secured Line payable monthly in arrears commencing on January 1, 2017 (the “Non-Use Fee”).
6.    Existence. Section 5.1 is amended by the addition of the following at the end of said section:

ADES has the following wholly owned domestic Subsidiaries and no others: BCSI, LLC; Advanced Clean Energy Solutions, LLC; and ADEquity, LLC. None of the foregoing Subsidiaries are actively engaged in business or hold material assets except as has previously been disclosed to Lender.

7.    Litigation. Section 5.6 is amended and restated in its entirety to read as follows:

Other than (a) the arbitration award issued on April 8, 2011 in favor of Norit Americas, Inc. and Norit International, N.V., and the related subsequent confidential settlement agreement dated August 29, 2011 and indemnity settlement agreement dated November 28, 2011, the material terms of which have been disclosed to Lender (“Settlement Agreements”), (b) the Class Action Lawsuit, (c) the Stockholder’s Derivative Lawsuit, and (d) the SEC Proceeding, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Borrower or ADES, threatened against Borrower which, if adversely determined, would, in any case or in the aggregate, have a Material Adverse Effect.
8.    Good Standing; Business. Section 6.3 is amended by the addition of a new subsection (c) as follows:

(c)    Promptly notify Lender prior to the time any wholly owned domestic Subsidiary becomes actively engaged in business or is to hold material assets and cause such Subsidiary to become a party to the ADES Guaranty.

9.    Financial Information. Section 6.11 is amended by the addition of a new subsection (h) as follows:

(a)    Projections and Plan. As soon as available and in any event within thirty (30) days after the end of each fiscal year, Borrower’s annual financial projections and business plan, in form reasonably satisfactory to Lender.

10.    Financial Covenants. Sections 6.12 and 6.13 are amended and restated in their entirety as follows:

6.12    Minimum Balance Covenant. As of the Effective Date and at all times thereafter, Borrower shall maintain in a deposit account with Lender a minimum cash balance of $6,000,000 (the “Minimum Balance”). The Minimum Balance shall be reduced to $3,000,000 upon satisfaction of the following: (i) the full settlement, including a full release of all claims, and full payment or performance of said settlement, of each of the Class Action Lawsuit and the Stockholder’s Derivative Lawsuit; and (ii) Lender’s receipt and satisfactory review of a draft copy of Borrower’s 2016 audited and unqualified financial statements.

6.13    Minimum EBITDA Covenant. Commencing with the fiscal quarter ending December 31, 2016, Borrower shall maintain a minimum EBITDA of greater than or equal to $24,000,000 at the end of each fiscal quarter.

11.    Depository Accounts; Treasury Management Services; Letters of Credit. The following is added as a new Section 6.15:

6.15.    Depository Accounts; Treasury Management Services; Letters of Credit. Within forty-five days hereafter and for so long as any Obligations remain outstanding, Borrower shall:

(a)    Establish and maintain at all times thereafter its primary depository and operating accounts with Lender;
(b)    Obtain its treasury management services from Lender; and
(c)    Replace all letters of credit issued by any other Person with Letters of Credit issued by Lender pursuant to and in accordance with Section 2.11.
12.    Indemnification by Borrower. Section 9.1 is amended and restated in its entirety to read as follows:

Borrower shall indemnify and hold harmless Lender, and each of Lender’s assignees, each of Lender Affiliates and each of their respective directors, officers, shareholders and employees (each an “Indemnified Party”) from and against any and all liabilities, damages, penalties, expenditures, losses, or charges, which are incurred by, or awarded or assessed against, any Indemnified Party arising out of, or resulting from:
(a)    any fraud by Borrower, including the misappropriation of any material portion of the Collateral or any of the proceeds thereof (other than an unintentional misappropriation of Collateral so long as such unintentional misappropriation is cured within three (3) Business Days of Borrower’s knowledge of such misappropriation);
(b)    any representation or warranty of Borrower contained in Article V hereof which shall have been false or incorrect in any material respect on and as of the date made;
(c)    any breach of the covenants of Borrower contained in Section 6.4 of the Agreement including, with respect to Section 6.4(b), any disposal of hazardous substances without regard to whether such action has a Material Adverse Effect (all of the foregoing, collectively, the “Indemnified Liabilities”);
provided, however, that, in each of (a) or (b) above, no Indemnified Party shall have the right to be indemnified for its own fraud, bad faith, gross negligence or willfully improper action or inaction.
13.    Indemnification Procedure. Section 9.2 is amended and restated in its entirety to read as follows:
Any claim for indemnification under this Article IX must be asserted by Lender by giving written notice to Borrower of the matter with respect to which Lender seeks to be indemnified (a “Claim”) within a reasonable time after Lender has knowledge of facts forming a sufficient basis for said Claim, stating the nature of said Claim and, if known, the estimated amount of the loss, cost or expense. Lender and each Indemnified Party will give Borrower sole authority and control of the defense and settlement of the Claim and, at Borrower’s request and expense, cooperate with Borrower in the defense and settlement of the Claim. Once Borrower has assumed the defense or settlement of a Claim, if Lender or any Indemnified Party wishes to obtain or maintain its own counsel or other professional assistance it shall do so at its own expense. Borrower shall carry out its indemnification obligation through counsel selected by Borrower which counsel shall be acceptable to Lender, in Lender’s reasonable judgment. Borrower will not make any settlement or other resolution of a Claim or enter into any obligation which would be binding upon Lender without Lender’s consent, exercised in Lender’s reasonable judgment.

14.    Release of Certain Cash Collateral. Lender hereby releases its lien on the Account pledged to secure the Secured Line pursuant to the Pledge Agreement dated as of June 30, 2014 and terminates its interest in the account held by Wilmington pursuant to the Deposit Account Control Agreement dated as of October 22, 2014. Lender shall cooperate with Borrower as Borrower may reasonably require to execute such documents as may be necessary to terminate said Deposit Account Control Agreement. The foregoing provisions do not affect any of Lender’s rights of setoff pursuant to Section 8.5 of the Loan Agreement or otherwise.

15.    Guaranty of ADEquity, LLC. After the date hereof, if ADEquity, LLC engages in active operations or if its present investment is no longer illiquid, ADEquity LLC shall become a party to the ADES Guaranty.

16.    Address for Notice. Lender’s address for notice is now:

CoBiz Bank
Attn: Paul D. Stanford
1401 Lawrence St, 12th Floor
Denver, CO 80202
With a copy to:

Lisa K. Shimel, Esq.
Shapiro Bieging Barber Otteson LLP
4582 S. Ulster St. Pkwy, Suite 1650
Denver, CO 80237

17.    No Default. Borrower and ADES hereby certify to Lender that, after giving effect to the amendments and waivers provided herein, Borrower is in full compliance with the provisions of the Loan Agreement, and that no Event of Default will occur as a result of the effects of this Tenth Amendment.

18.    Release of Claims. Borrower and ADES hereby release and forever discharge Lender, its affiliates, directors, officers, agents, employees, and attorneys (“Lender Parties”) of and from any and all liability, suits, damages, claims, counterclaims, demands, reckonings and causes of action, setoffs and defenses, whether known or unknown, whether arising in law or equity, which any of Borrower or ADES have, now have or may have in the future against Lender Parties by reason of any acts, omissions, causes or things arising out of or in any way related to this Tenth Amendment or the Loan Agreement existing or accrued as of the date of this Tenth Amendment. This release shall survive the termination of this Tenth Amendment. Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lender in its agreement to enter into this Tenth Amendment.
19.    Costs. Borrower will pay Lender’s attorneys’ fees for preparation of this Tenth Amendment and all reasonable costs and expenses of Lender in connection therewith.
20.    Miscellaneous.

(a)	The paragraph headings used herein are intended for reference purposes only and shall not be considered in the interpretation of the terms and conditions hereof.

(b)	The terms and conditions of this Tenth Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

(c)	This Tenth Amendment may be executed in any number of counterparts, and by Lender, ADES and Borrower on separate counterparts, each of which,

when so executed and delivered, shall be an original, but all of which shall together constitute one and the same agreement.

(d)	Except as expressly modified by this Tenth Amendment, the Loan Agreement shall remain in full force and effect and shall be enforceable in accordance with its terms.

(e)
This Tenth Amendment and the Loan Agreement constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings, and agreements between such parties with respect to such subject matter.

(f)
This Tenth Amendment, and the transactions evidenced hereby, shall be governed by, and construed under, the internal laws of the State of Colorado, without regard to principles of conflicts of law, as the same may from time to time be in effect, including, without limitation, the Uniform Commercial Code as in effect in the State of Colorado.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Tenth Amendment as of the date first above set forth.

ADA-ES, INC.,
a Colorado corporation

By:    /s/ L. Heath Sampson
Name:    L. Heath Sampson
Title:    President

ADVANCED EMISSIONS SOLUTIONS, INC.,
a Delaware corporation

By:    /s/ L. Heath Sampson
Name:    L. Heath Sampson
Title:    Chief Executive Officer

440469

Signature Page to Tenth Amendment of 2013 Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Tenth Amendment as of the date first above set forth.

COBIZ BANK,
a Colorado corporation,
d/b/a COLORADO BUSINESS BANK

By:    /s/ Paul D. Stanford
Paul D. Stanford, Senior Vice President

440469

Signature Page to Tenth Amendment of 2013 Loan and Security Agreement

EXHIBIT C
FORM OF BORROWING BASE CERTIFICATE
(Revised 11/28/2016)

As of the period ending              , 20

This Certificate is made and dated as of                 , 20     and is submitted by ADA-ES, INC., a Colorado corporation, in accordance with the 2013 Loan and Security Agreement by and among ADA-ES, INC., ADVANCED EMISSIONS SOLUTIONS, INC., and COBIZ Bank, a Colorado corporation, d/b/a Colorado Business Bank (as amended, modified, supplemented and restated from time to time, the “Loan Agreement”). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Loan Agreement.

The undersigned hereby certifies to Lender that the undersigned is familiar with the following financial information, which has been taken from Borrower’s books and records, which are complete and accurate, and the following calculations on the Borrowing Base and the remaining amount under the Borrowing Base are true and correct.

BORROWING BASE
(All numbers must be taken from the most recent 10-K or 10-Q filed by ADES with the Securities and Exchange Commission.)

A. Fixed payments due to Borrower by Tinuum Group, LLC on the AECI Leases
B. Balance in A discounted to present value using a discount factor of ten percent (10%)
C. Eighty percent (80%) of B
D. Current Secured Line Balance
E. (Excess / Deficit) Borrowing Base (C minus D)
F. Current Value of Collateral in which Lender has a first priority security interest (exclusive of the Minimum Balance)

ADA-ES, INC., a Colorado corporation

By:
Name:
Title:

Exhibit C

EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE
(Revised 11/28/2016)

ADA-ES, INC., a Colorado corporation (“Borrower”), and ADVANCED EMISSIONS SOLUTIONS, INC., a Delaware corporation (“ADES”), hereby certify to COBIZ BANK, a Colorado corporation, d/b/a COLORADO BUSINESS BANK (“Lender”) pursuant to the 2013 Loan and Security Agreement by and among Borrower, ADES and Lender (as amended, modified, supplemented and restated from time to time, the “Loan Agreement”), that:

A.General.

1.Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

2.Borrower has materially complied with the terms, covenants and conditions to be performed or observed by Borrower contained in the Loan Agreement and the Loan Documents.

3.Neither on the date hereof nor, if applicable, after giving effect to any Advance made under the Loan Agreement on the date hereof, does there exist an Event of Default.

B.	Financial Covenants. (All numbers must be taken from the most recent 10 K or 10-Q filed by ADES with the Securities and Exchange Commission.)

1.Minimum Balance Covenant:

A. Balance of Borrower’s cash on Deposit with Lender
B. Is A greater than or equal to the Minimum Balance	yes/no

2.Minimum EBITDA Covenant:

Exhibit F, Page 1

A. Consolidated net income for the Measurement Period of ADES and its Subsidiaries
without duplication and to the extent deducted in calculating Net Income in A:
B. interest expense
C. the sum of federal, state, local and foreign taxes paid in cash
D. depreciation and amortization expense
E. any extraordinary, unusual or non-recurring items
F. any other non-cash items
G. Total of A+B+C+D+E+F
without duplication and to the extent deducted in calculating Net Income in A:
H. any extraordinary, unusual or non-recurring items
I. any other non-cash items
J. Total of H+I
K. G less J
L. Is K greater than or equal to $24,000,000	yes/no

IN WITNESS WHEREOF, Borrower and ADES have executed and delivered this Compliance Certificate on             , 20___.

ADA-ES, INC., a Colorado corporation By: Its:	ADVANCED EMISSIONS SOLUTIONS, INC., a Delaware corporation By: Its:

Exhibit F, Page 2